Exhibit 99.1

KNOTUS Co., Ltd. STUDY No. 21 - KE - 1021 Efficacy study of new drug candidate for sarcopenia

Experiment protocol 1. Experiment group 2. Experiment schedule group sex Administration Amount r o u te (mL/head) material (n)

Ex perimen t resul ts 1. Body weight 2. Muscle weight There was no tendency to increase weight and muscle weight by administration of test material.

Ex perimen t resul ts 3 . Gr i p s t rength At week 7, G3 was significantly higher compared to that of G1 (p<0.01), and at weeks 13 and 15, the grip strength level of G2 and G3 were significantly higher than that of G1 (p<0.01, or p<0.05).

Ex perimen t resul ts 4. Rota - rod latency At 15 weeks, it was confirmed that the latency level of G3 was significantly higher than that of G1 (p<0.01).

Ex perimen t resul ts 5 . D X A a n a l ys i s The length level of G 3 and G 4 were significantly higher than G 1 (p< 0 . 01 or p< 0 . 05 ), and the total weight (FL) level of G 2 was significantly higher than that of G 1 (p< 0 . 05 ), and it was confirmed that the length level of G 3 , G 4 , and G 5 were significantly higher than that of G 1 .

Ex perimen t resul ts 6. CSA analysis In EDL (extensor digitorum longus), CSA levels of G5 were significantly higher compared to G1.